SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                 Securities and Exchange Act of 1934

Filed by the Registrant  [ X  ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   RESEARCH FRONTIERS INCORPORATED
        (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fees paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:


          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          June 10, 2004


To the Stockholders of Research Frontiers Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the "Company") will be held at the Fox Hollow Inn, 7725 Jericho Turnpike,
Woodbury, New York 11797, on June 10, 2004 at 11:00 A.M., local time, for the following purposes:

     1.  To elect two Class II directors;

     2. To ratify the selection of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2004; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 19, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     Management requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                           By Order of the Board of Directors,


                           VICTOR F. KEEN, Secretary

Woodbury, New York
April 30, 2004

                 RESEARCH FRONTIERS INCORPORATED

                         PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS
                To be held Thursday, June 10, 2004


     This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the "Company") in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Fox
Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 10, 2004, at 11:00 A.M., local time, and all adjournments thereof.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominees for director listed below, and (ii) for the ratification of the selection of the independent auditors. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

     The Company's executive offices are located at 240 Crossways Park Drive, Woodbury, New York 11797-2033. Research Frontiers encourages you to communicate with your Company. If you are interested in communicating directly with the entire board of directors of the Company, you may do so by sending an email to Directors@SmartGlass.com and your email will be sent directly to each member of the Company's Board of Directors automatically.
On or about April 30, 2004 this Proxy Statement and the accompanying form of proxy together with a copy of the Annual
Report of the Company for the year ended December 31, 2003, including financial statements, are to be mailed to each stockholder of record at the close of business on April 19, 2004.

                        VOTING SECURITIES

     Only stockholders of record at the close of business on April
19, 2004 are entitled to vote at the meeting. As of April 19, 2004, the Company had issued and outstanding and entitled to vote
12,791,330 shares of common stock, par value $0.0001 per share
(the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote. The majority of all the outstanding shares of Common Stock will constitute a quorum at the meeting. A shareholder voting either in person or through a proxy who abstains with respect to a matter being voted upon is considered to be present and entitled to vote on such matter at the meeting, and is in effect a negative vote upon such matter, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a matter shall not be considered present and entitled to vote on the matter.

     The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Company's Common Stock, and for all directors and executive officers of the Company individually and as a group.


                                               Total        Exercisable
                                               Beneficial    Warrants   Percent
Name of Beneficial Owner                       Ownership(1) and Options of Class

Robert L. Saxe . . . . . . . . . . . . . . . . 1,532,665(2)   1,114,600    11.02
 c/o Research Frontiers Incorporated
 240 Crossways Park Drive
 Woodbury, NY  11797
Joseph M. Harary . . . . . . . . . . . . . . .   615,374(3)     502,200     4.63
Robert M. Budin. . . . . . . . . . . . . . . .   229,377        197,000     1.77
Victor F. Keen . . . . . . . . . . . . . . . .   227,160         75,000     1.77
Albert P. Malvino. . . . . . . . . . . . . . .    98,200         27,500     0.77
Michael R. LaPointe. . . . . . . . . . . . . .    86,009(4)      83,500     0.67
All directors and officers
as a group (6 persons)                         2,788,785(5)   1,999,800    18.85
----------------------------------
(1) All information is as of April 19, 2004 and was determined in accordance with Rule 13d-3 under the Securities
     Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power. Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements.

(2) Includes (i) 2,687 shares of Common Stock owned by Mr. Saxe's wife, Marie Saxe; (ii) 68,702 shares owned by a trust u/w Leonard S. Saxe for which Mr. Saxe serves as a co-trustee, and has a beneficial interest in one-half of the income from such trust; and (iii) 11,250 shares of Common Stock owned by a trust for the children of the late George Backer and certain others for which Mr. Saxe serves as sole trustee. Mr. Saxe disclaims beneficial ownership to all securities described in items (i) and (iii) above.

(3)  Includes 600 shares of Common Stock owned by Mr.
     Harary's minor children, as to which shares Mr. Harary disclaims beneficial ownership.

(4)  Includes 898 shares of Common Stock owned by Mr.
     LaPointe's wife, as to which shares Mr. LaPointe disclaims beneficial ownership.

(5) Includes the securities described above in footnotes (2) through (4).

                      ELECTION OF DIRECTORS
                             (Item 1)

    Pursuant to the Company's By-Laws, five Directors constitute the entire Board of Directors of the Company. A majority of the Board of Directors of the Company are independent directors. The Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the directors in Class II expires at the 2004 Annual Meeting of Stockholders. The Board of Directors proposes that the nominees described below be elected to hold office for a three-year term expiring at the 2007 Annual Meeting of Stockholders, and until the election and qualification of their respective successors. If no other choice is specified in the accompanying proxy, the persons named therein have advised management that it is their present intention to vote the proxy for the election of the nominees set forth below. Each of the members of the Board of Directors of the Company, including the nominees listed below, is presently a director of the Company, and was elected to such office by the stockholders of the Company, or in the case of Victor Keen and Albert Malvino, appointed to such position by the Board of Directors to fill a vacancy. Should any nominee become unable to accept nomination or election, it is intended that the persons named in the accompanying proxy will vote for the election of such other person as management may recommend in the place of such nominee. There is no indication at present that the nominees will be unable to accept nomination.

    The following biographical information is provided with respect to each director:

                 Directors Standing for Election

Victor F. Keen

Victor F. Keen, age 63, has been a director of the Company since June 2001, and has served as the Company's corporate Secretary since 1987. Mr. Keen is a partner and chairman of the tax department of the law firm of Duane Morris LLP, a law firm with over 500 attorneys and offices in 19 cities throughout the U.S. and Europe. Mr. Keen is a graduate of Trinity College
(1963) and Harvard Law School (1966). Mr. Keen serves as Chairman of the Company's Compensation Committee.

Albert P. Malvino

Albert P. Malvino, age 73, has been a director of the Company since August 2002 and has also been a member of the Company's Advisory Board since June 2002. Dr. Malvino serves as Chairman of the Company's Nominating Committee.
Dr. Malvino trained at the Naval Electronics Technician School and graduated from the University of Santa Clara Summa Cum
Laude in 1959 with a B.S. degree in Electrical Engineering. For the next five years, he worked as an electronics engineer at Microwave Laboratories and at Hewlett-Packard while earning his MSEE from San Jose State University in 1964. He then taught at Foothill College for the next four years, wrote five textbooks, and was awarded a National Science Foundation Fellowship in 1968. After receiving a Ph.D. in Electrical Engineering from Stanford University in 1970, Dr. Malvino embarked on a full-time writing career, creating and revising electronics-technology textbooks now used throughout the world. In 1984, he founded Malvino Inc. to publish animated textbooks and other educational software for electronics. He has written 10 textbooks that are used at universities, technical institutes and corporations worldwide and which have been translated into 20 foreign languages with over 108 editions, and which have sold over 2 million copies.

                  Directors Continuing in Office

Class I - Term to Expire at the 2006Annual Meeting of Stockholders

Joseph M. Harary

Mr. Harary, age 43, became Vice President and General Counsel to the Company in April 1992 and has been a director of the
Company since February 1993.   In December 1999, Mr. Harary
was promoted to the position of Executive Vice President and General Counsel, and in February 2002 was promoted to the position of President and Chief Operating Officer of the
Company.   Mr. Harary has been counsel to the law firm of
Eiseman, Levine, Lehrhaupt &  Kakoyiannis, New York, New
York, since 1992. Mr. Harary was associated with the law firm of Howard, Darby & Levin from 1990 to 1992, and with the law firm of Kronish, Lieb, Weiner & Hellman from 1986 to 1990.
Mr. Harary graduated Summa Cum Laude from Columbia
College in 1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia Law School in 1986.
Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York.

Class III - Term Expires at the 2005 Annual Meeting of Stockholders

Robert L. Saxe

Mr. Saxe, age 68, is a founder of the Company and has been Chairman of the Board of Directors of the Company since its inception in 1965, was its President from 1966 to February 2002, and Treasurer since October 1966. He graduated from Harvard College in 1956 with an A.B. degree, Cum Laude in General Studies (with a major in physics). Mr. Saxe also received an M.B.A. degree from Harvard Business School in 1960.

Robert M. Budin

Mr. Budin, age 71, has been a director of the Company since 1987. Mr. Budin was a Senior Vice President of Harold C.
Brown & Co., Inc. until his retirement in 1990. Mr. Budin was a stockbroker and had been employed at Harold C. Brown & Co., Inc. since 1963. Mr. Budin serves as Chairman of the Company's Audit Committee.

    The Board of Directors has an Executive Committee composed of Robert L. Saxe, Joseph M. Harary and Robert M. Budin. The Board of Directors also has an Audit Committee, a Compensation Committee, and a Nominating Committee. The members of each of these three latter committees, Robert M. Budin, Victor F. Keen, and Albert P. Malvino, consists solely of the three non-management directors, each of whom the Board has determined meets the independence requirements under the applicable listing standards of the NASDAQ National Market governing the independence of directors. During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors which was updated in 2004 and attached as an Exhibit to this Proxy Statement. The Compensation
Committee and Nominating Committee, are not required to, and do not have, written charters.

    The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, and the performance of the Company's independent public accountants.

     The Compensation Committee reviews and reports to the Board of Directors its recommendations for compensation of all employees and sets the compensation of the management of the Company.

     The Nominating Committee identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. Because the Board of Directors of the Company has a majority of independent directors, these independent directors control the Board of Directors' selection of nominees for director.

     The Nominating Committee considers candidates for Board membership suggested by its members and by other Board members. Additionally, in selecting nominees for directors, the Nominating Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder on a timely basis and in accordance with the provisions of the Company's by-laws relating to shareholder nominations and as described in "2005 Stockholder Proposals and Director Nominations" below.

     Once the Nominating Committee has identified a prospective nominee, it or a subcommittee of the Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the subcommittee with the recommendation of the prospective candidate, as well as the subcommittee's own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. Based on the recommendation of the subcommittee, the full committee then evaluates the prospective nominee and his or her qualifications, as well as other factors which may include such things as whether the prospective nominee meets the independence requirements and other qualifications or criteria set forth under applicable listing standards of the NASDAQ National Market, or other requirements defined under applicable Securities and Exchange Commission rules and regulations; the extent to which the prospective nominee's skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to the Company's industry; the prospective nominee's ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and the extent to which the prospective nominee holds any position that would conflict with responsibilities to the Company.

     If the Nominating Committee's internal evaluation is positive, the subcommittee and possibly others will interview the candidate. Upon completion of this evaluation and interview process, the Nominating Committee makes a recommendation and report to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering this recommendation and report.

     During 2003, the Company's Board of Directors had four formal meetings and also met ten additional times informally as a Board, the Board's Audit Committee met four times, and the Board's Compensation Committee met twice. The Company's Nominating Committee did not meet in 2003 as it was formed in 2004. No incumbent director failed to attend any meetings of the Board of Directors during 2003. The Company encourages and expects all of its directors to attend its Annual Meeting of Stockholders, and all directors attended last year's Annual Meeting of Stockholders.

     In addition to Robert L. Saxe and Joseph M. Harary, whose biographical information is provided above, the only other executive officer of the Company is Michael R. LaPointe, age
45, who is the Company's Vice President - Marketing since
March 2002, joined the Company as its Director of Marketing for Architectural Windows and Displays in March 2000. Mr.
LaPointe, a graduate of Brown University with a B.A. in Organizational Behavior & Management and a B.A. in
Psychology, worked in a marketing capacity for IBM
Corporation in the early 1980s. He subsequently founded and developed several companies involved in the application and licensing of new technologies for various consumer products.
During that period Mr. LaPointe also worked as a management consultant, where in 1994 he began his relationship with Research Frontiers, assisting the Company with its marketing strategy.

     The Board of Directors recommends a vote FOR election of the nominees listed above and it is intended that proxies not marked to the contrary will be so voted. Election of such nominees requires the affirmative vote of the holders of a plurality of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Annual Meeting.

                  INDEPENDENT PUBLIC ACCOUNTANTS
                             (Item 2)

     The Audit Committee has selected the firm of KPMG LLP to serve as our independent accountants for the fiscal year ending December 31, 2004. KPMG LLP has served as the Company's independent auditors for many years and is considered by management to be well-qualified. We expect that representatives of KPMG LLP will attend the meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

The following table presents fees paid or accrued for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December
31, 2003 and 2002, and fees billed to us for other services rendered by KPMG during those periods:

                      2003            2002


Audit fees (1)     $ 60,000         $ 52,000
Audit related fees    7,500                0
Tax fees (2)         12,500           12,500
All other fees            0                0
    Total          $ 80,000         $ 64,500

(1) Audit fees includes the audit of Research Frontiers Incorporated annual financial statements, review of financial statements included in Research Frontiers Incorporated's
       Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with regulatory filings for those fiscal years.

(2) Tax fees include fees for all services performed by the independent auditor's tax personnel except those services specifically related to the audit of the financial statements, and includes fees for tax compliance and tax advice.

The Audit Committee has approved the above-listed fees by KPMG LLP, has considered whether the provision of the non-audit services described above is compatible with maintaining KPMG LLPs' independence, and has determined that the provision of such services is compatible with maintaining KPMG LLPs' independence.

The Board of Directors unanimously recommends a vote
FOR ratification of the selection of the accounting firm of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2004. The ratification requires a majority vote of those shares of Common Stock represented and eligible to vote at the 2004 Annual Meeting of Stockholders.

                      Audit Committee Report

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of
1934, except to the extent the Company specifically incorporates this Report by reference therein.

     During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors which was updated in 2004. The complete text of the current charter is reproduced in the appendix to this Proxy Statement.

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit
Committee is comprised of the independent directors of the
Company: Robert M. Budin, who serves as the Audit
Committee's Chairman, Victor F. Keen and Albert P. Malvino.
The Company is not required to have a "financial expert" (as such term is defined by applicable rules) on its Audit
Committee, and does not have one because of the simple nature of accounting for the Company's operations as a licensing company. The Company believes that all of the members of its Audit Committee, due to their background and business experience, have a sufficient understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles, an understanding of internal controls over financial reporting, and of audit committee functions to perform their duties as an Audit Committee. Part of the Audit Committee's duties specifically include the appointment, compensation and supervision of the Company's auditors, as well as pre-approval of all auditing and non-auditing services provided by the Company's accounting firm. Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and to issue a report thereon. As set forth in more detail in the charter, the Audit Committee's responsibility is to monitor and oversee the processes.

     In connection with these responsibilities, the Audit Committee met with management and the Company's independent auditors, KPMG LLP, to review and discuss all financial statements included in the Company's quarterly and annual reports for the fiscal year ended December 31, 2003 (the "Financial Statements") prior to their issuance and to discuss significant accounting issues. Management has advised us that the Financial Statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the Financial Statements with both management and the independent auditors. Our review included discussions with the independent auditors of matters required to be discussed by the Statement on Auditing Standards No. 61 (communication with Audit Committees).

     The Audit Committee also received written disclosures from the independent accountants required by Independence
Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     Finally, the Audit Committee continued to monitor the integrity of the Company's financial reporting processes and its internal procedures and controls.

     Based upon the Audit Committee's discussions with management and the independent accountants and the Audit
Committee's review of the representations of management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's
Annual Report on Form 10-K for the fiscal year ended
December 31, 2003, for filing with the Securities and Exchange Commission.

                          Members of the Audit Committee
                          Robert M. Budin (Chairman)
                          Victor F. Keen
                          Albert P. Malvino

                      EXECUTIVE COMPENSATION

     The following table sets forth information regarding all cash compensation paid by the Company and stock options granted during the fiscal years indicated to Robert L. Saxe, the Company's chief executive officer, and to each of the Company's executive officers during the past fiscal year.

Name of Executive and                            Other Annual    Number of Stock
Principal Positions            Year   Salary     Compensation(1) Options Awarded


Robert L. Saxe,			             2003  $424,200	   $ 10,000	                   0
Director, Chairman of		        2002  $404,051	   $ 56,795	              60,000
the Board			                   2001  $381,174	   $425,109           	  180,000

Joseph M. Harary,		            2003  $353,500	   $ 36,923	                   0
Director, President, General	  2002  $309,750	   $ 22,449	              35,000
Counsel, Treasurer, 		         2001  $283,305	   $337,687	              90,000
Ass't Secretary

Michael R. LaPointe		          2003  $101,776	   $ 18,354	               7,000
Vice-President Marketing 	     2002  $113,060	   $  4,082	               7,000

(1) Consists of the payment of accrued but unused vacation, and performance bonuses where applicable.

                 Report on Executive Compensation

     The compensation of executive officers of the Company, including the Company's chief executive officer, is determined by the Compensation Committee of the Company's Board of Directors, whose names are listed below at the end of this report. The salaries of all executive officers are reviewed at least twice annually by the Board. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, years of service, performance of the Company's stock, and other relevant considerations. The Company's goal is to set salary levels somewhat below those received by executives at other companies with comparable experience and qualifications, and to supplement such compensation with the grant of stock options and performance-based bonuses. This approach is designed to more closely align total executive compensation with the long-term performance of the Company and enable all employees of the Company to participate in the Company's growth. Through ownership of stock options, the executive is rewarded if the Company's stockholders receive the benefit of appreciation of the price of the Company's Common Stock. Because the Company believes that its success is dependent upon the coordinated efforts of all of its employees, and that teamwork is essential in further developing the Company's technology and meeting the expectations of the Company's licensees and stockholders, all current employees of the Company (other than Robert L. Saxe and Joseph M. Harary) were granted stock options since the beginning of the past fiscal year.

     The Board of Directors and the stockholders have adopted a stock option plan which remains in effect. The purpose of this stock option plan is to attract key employees, officers and directors and to encourage their continued employment and services and their increased stock ownership in the Company.
The Board of Directors believes that the granting of stock options under this stock option plan will promote continuity of management, and will result in the increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success.
Currently awards for 514,822 shares of common stock were available for issuance under the Company's stock option plan.
If any options expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto will again be available for issuance under this stock option plan.

     The Company's stock option plan is administered by a committee of at least two directors who are not officers and employees of the Company (the "Administrators"). Currently the Administrators consist of Mr. Budin, Mr. Keen and Dr. Malvino, who serve as members of the Company's Stock Option Committee. Options which qualify as Incentive Stock Options ("ISO's") under the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualifying options ("NQSO's") may be issued under the Company's 1998 Stock Option Plan. Also stock appreciation rights and restricted stock may be awarded under the Company's 1998 Stock Option Plan, although there have been no awards of stock appreciation rights and restricted stock under such plan to date. The number of options to be granted under these stock option plans are determined by the Administrators in their discretion.

     The purchase price of Common Stock subject to each option issued under this stock option plan will be determined by the Board of Directors or the Administrators, as the case may be, but in the case of an ISO may not be less than (i) the fair market value of the Common Stock subject to the option on the date of grant or (ii) in the case of an option granted to an employee who, at the time the option is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock subject to the option on the date of grant. Options under this stock option plan may be exercised in the manner and at such times fixed by the Board of Directors, but may not be exercised for a term of more than 10 years, or for a term of five years in the case of an employee who, at the time an ISO is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company. In no event may ISO's exercisable for stock having an aggregate fair market value determined on the date of grant of $100,000 (together with all ISO's granted under any other stock option) be granted which first become exercisable in any one calendar year. Options are not transferable except by will or intestacy on the death of the optionee. In general, ISOs terminate when an optionee ceases to be employed by the Company or within a specified period after the termination of such employment depending upon the reason for such termination.
                                   BOARD OF DIRECTORS:
                                   Robert M. Budin*
                                   Joseph M. Harary
                                   Victor F. Keen*
                                   Albert P. Malvino*
                                   Robert L. Saxe

* Indicates member of Compensation Committee of the Board of Directors.

Employment Arrangements

     The Company entered into an employment agreement with Mr. Robert L. Saxe which automatically renews itself for successive one-year terms unless either the Company or Mr.
Saxe gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, Mr. Saxe received an annual base salary from the Company of $424,200 during 2003 and will receive an annual base salary of $436,968 through December 31, 2004.
The Compensation Committee of the Board of Directors may, in its discretion, authorize a higher salary for Mr. Saxe. Pursuant to his employment agreement, Mr. Saxe has agreed not to compete with the Company for a period of two years following the termination of his employment thereunder. The Company maintains key-man life insurance on the life of Mr. Saxe in the amount of $500,000.

                  Stock Options Granted in 2003

     The following table sets forth information regarding all grants of options to the individuals named in the executive compensation table appearing on page 9 during the fiscal year ended December 31, 2003, and the potential realizable value of such options using a 5% and 10% assumed annual rate of appreciation in the price of the Company's Common Stock. The particular assumed annual rates of stock price appreciation used in this table are specified under the rules and regulations of the Securities and Exchange Commission and are not necessarily indicative of future stock price performance or the Company's projections thereof. Over a ten-year option term, the corresponding increase in the Company's market capitalization over the same period would be (a) $102,179,353 with an assumed 5% annual rate of stock appreciation, and (b)
$258,942,542 with an assumed 10% annual rate of stock appreciation. No options were granted to Robert L. Saxe or Joseph M. Harary during 2003 or to date in 2004.


                          Percent                           Potential Realizable
                          of Total                            Value at Assumed
                          Options                              Annual Rates of
                          Granted                                 Stock Price
                 Number of  to      Exercise                   Appreciation for
                 Options  Employees Price     Expiration         Term of Option
Name             Granted  in 2003   Per Share Date              5% ($)   10% ($)

Michael R. LaPointe 7,000    4.17%   $12.81   June 11, 2013  $ 56,393 $  142,911

    Stock Options Exercised in 2003 and Year-End Option Values

     The following table sets forth information regarding all exercises of options by the individuals named in the executive compensation table appearing on page 9 during the fiscal year ended December 31, 2003 and the value of options realized upon exercise, and of unexercised options held by such persons on December 31, 2003, measured in terms of the average trading price of the Company's
Common Stock on the date of exercise and on the last trading day of the year, respectively. A total of 2,440,501 stock options issued by the Company were exercisable at year-end.

                                            Number of           Value of Exerci-
                                           Exercisable       sable In-the-Money
                  Number of               Options which         Options which
               Shares Acquired  Value    Remain Unexercised  Remain Unexercised
Name             on Exercise    Realized  at Dec. 31,2003     at Dec. 31, 2003

Robert Saxe         15,000     $  109,000      1,143,975           $1,237,000
Joseph Harary       43,100     $  181,725        520,200           $  398,276
Michael R. LaPointe     --     $       --         83,500           $        0

              Equity Compensation Plan Information

The following table sets forth information as of December 31, 2003 with respect to shares of the Company's Common Stock that may be issued under the Company's existing Stock Option Plan, and any other equity that may be issued to officers or directors of, or consultants to, the Company.

                  Number of Securities   Weighted Average  Number of Securities
                    to be Issued Upon    Exercise Price    Remaining Available
                Exercise of Outstanding  of Outstanding             for
Plan Category      Options and Warrants  Options and Warrants Future Issuance


Equity compensation plans
approved by security holders  2,439,526       $12.22              544,822

Equity compensation plans not
approved by security holders (see
Notes 9(b)(ii) and (d) to the
Company's  12-31-03
financial statements)           252,200       $ 8.38                    0

Total                         2,691,726       $11.86              544,822

                     Stock Price Performance

     The following table sets forth the range of the high and low selling prices (as provided by the National Association of Securities Dealers) of the Company's common stock for each quarterly period within the past two fiscal years:

          Quarter Ended              Low           High
          March 31, 2002           15.31          21.00
          June 30, 2002            11.09          18.60
          September 30, 2002        6.35          15.25
          December 31, 2002         7.81          11.76
       	  March 31, 2003	           4.28	          9.51
    	     June 30, 2003		           5.82	         14.09
          September 30, 2003	      11.09       	  17.20
       	  December 31, 2003	        8.33	         12.66

          These quotations may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

    The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 1998 in the Company's Common Stock (REFR), the NASDAQ
Composite (U.S.) Stock Index, and the NASDAQ Electronic
Component Stock Index. The stock price performance shown on the graph below reflects historical data provided by the National Association of Securities Dealers, Inc. and is not necessarily indicative of future price performance.

[graph with the following data points]

Date   	  Index       Index     Index
       U.S. NASDAQ Electronics REFR Ask

12/31/98  $100.00	$100.00	$100.00
01/29/99  $114.50	$116.16	$90.48
02/26/99  $104.25	$99.67	$76.79
03/31/98  $112.12	$102.77	$67.86
04/30/98  $115.68	$108.69	$88.69
05/31/99  $112.43	$101.41	$85.12
06/30/99  $122.53	$117.08	$92.26
07/30/99  $120.32	$129.11	$91.67
08/31/99  $125.39	$148.92	$120.24
09/30/99  $125.53	$139.73	$95.24
10/29/99  $135.58	$152.69	$95.83
11/30/99  $152.02	$163.28	$93.45
12/31/99  $185.43	$185.99	$141.07
01/31/00  $178.61	$215.73	$252.38
02/29/00  $212.67	$283.83	$332.74
03/31/00  $208.33	$298.03	$280.95
04/28/00  $175.22	$275.66	$183.33
05/31/00  $154.08	$251.93	$192.26
06/30/00  $181.14	$291.97	$285.71
07/31/00  $171.67	$287.64	$251.79
08/31/00  $191.96	$326.34	$182.14
09/29/00  $167.02	$245.74	$182.74
10/31/00  $153.29	$231.98	$183.33
11/30/00  $118.10	$176.81	$151.79
12/29/00  $111.83	$152.85	$166.67
01/31/01  $125.38	$175.76	$197.05
02/28/01  $ 97.06	$115.28	$152.38
03/30/01  $ 83.41	$93.25	$173.81
04/30/01  $ 95.85	$112.24	$225.24
05/31/01  $ 95.74	$105.95	$264.29
06/29/01  $ 98.36	$107.76	$257.14
07/31/01  $ 92.11	$106.95	$247.62
08/31/01  $ 82.08	$96.14	$185.71
09/28/01  $ 68.25	$69.45	$154.76
10/31/01  $ 77.01	$88.23	$169.62
11/30/01  $ 87.97	$109.61	$161.14
12/31/01  $ 88.71	$104.43	$159.62
01/31/02  $ 88.04	$110.69	$174.38
02/28/02  $ 78.88	$87.05	$152.38
03/28/02  $ 84.06	$98.96	$168.38
04/30/02  $ 77.07	$89.40	$155.14
05/31/02  $ 73.67	$86.88	$131.52
06/28/02  $ 67.00	$65.20	$141.52
07/31/02  $ 60.88	$61.42	$83.71
08/30/02  $ 60.24	$58.41	$89.52
09/30/02  $ 53.76	$46.32	$85.33
10/31/02  $ 61.10	$54.89	$94.95
11/29/02  $ 67.92	$70.21	$100.48
12/31/02  $ 61.33	$55.92	$79.43
01/31/03  $ 60.67	$55.77	$69.90
02/28/03  $ 61.52	$59.89	$63.81
03/31/03  $ 61.70	$57.08	$68.57
04/30/03  $ 67.31	$65.03	$67.52
05/30/03  $ 73.22	$74.16	$109.04
06/30/03  $ 74.39	$73.59	$133.14
07/31/03  $ 79.52	$83.99	$129.42
08/29/03  $ 82.98	$92.25	$110.29
09/30/03  $ 81.90	$89.43	$109.23
10/31/03  $ 88.50	$102.67	$100.57
11/28/03  $ 89.81	$108.56	$89.62
12/31/03  $ 91.70	$107.60	$88.48

2005 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Any stockholder who intends to present a proposal for action, including the nomination of a candidate for Director, at the Company's 2005 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company's By-
Laws and of Rule 14a-8 of the Securities and Exchange
Commission. Rule 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797,
Attention: General Counsel, by January 1, 2005. Section 2.12 of the Company's By-Laws (a copy of which is available upon request) set forth the procedures that must be followed with respect to stockholder nominations, which include a requirement that the person making the nomination be a stockholder of record at the time of giving notice for such stockholders meeting and who shall be entitled to vote for the election of directors at the meeting, and that such nomination be made pursuant to timely notice in proper written form to the Secretary of the Company. To be in proper written form, such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are owned beneficially and of record by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (v) any other information that is or would be required to be disclosed in a Schedule 13D promulgated under the Securities Exchange Act of 1934 regardless of whether such person would otherwise be required to file a Schedule 13D, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, as such stockholder, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder, and (iii) a description of all arrangements or understandings between such stockholder and the person nominated by such stockholder, and any interest by such stockholder in the election of the person nominated by such stockholder, and any relationship between such stockholder and the person so nominated. In addition, a person providing notice under this Section shall supplementally and promptly provide such other information as the Company otherwise requests. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee.

SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                    GENERAL AND OTHER MATTERS

     Management knows of no matter other than the matters described above which will be presented to the meeting.
However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.
                         By Order of the Board of Directors


                         VICTOR F. KEEN
                         Secretary
Woodbury, New York
April 30, 2004

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003 INCLUDING FINANCIAL STATEMENTS AND ANY SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF THE COMPANY'S STOCKHOLDERS, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES, ATTENTION: ASSISTANT SECRETARY. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON APRIL 19, 2004.

                   APPENDIX TO PROXY STATEMENT

                      Amended and Restated
                 Charter of the Audit Committee
                   of the Board of Directors
               of Research Frontiers Incorporated


I.  Audit Committee Purpose

     The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities. The Company's auditors shall report directly to the Audit Committee. The Audit
     Committee's primary duties and responsibilities are to:

   o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

   o Monitor the independence and performance of the Company's independent auditors and internal auditing department.

   o Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

     For purpose of clarification, the Audit Committee's duties also specifically include: the appointment, compensation and supervision of the Company's auditors; resolution of any disputes between the Company's management and its auditors; receipt and treatment of complaints regarding the company's accounting, internal accounting controls or audits, including complaints submitted anonymously by the Company's employees; pre-approval of all auditing and non-auditing services provided by accounting firms; and the review of the auditor's reports, all critical accounting policies and practices used by the Company, alternative treatments of financial information and the ramifications of their use, and material written communications between accounting firms and the management of the Company.

II. Audit Committee Composition and Meetings

     Audit Committee members shall meet the requirements of applicable laws and regulations. The members of the Audit Committee shall be determined by the Board of Directors, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board of Directors. If an audit committee Chairman is not designated or present, the members of the Audit Committee may designate a Chairman by majority vote of the Audit Committee membership.

     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chairman shall prepare and/or approve an agenda in advance of each meeting. The Audit
     Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee, or at least its Chairman, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties

     Review Procedures

   1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

   2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

   3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

   4. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9) . The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review.

       Independent Auditors

   5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

   6. Approve the fees and other significant compensation to be paid to the independent auditors.

   7. On an annual basis, the Audit Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

   8. Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

   9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

   10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

       Legal Compliance

   11. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

       Other Audit Committee Responsibilities

   12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

   13. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

   14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

   15. Periodically review this Charter and recommend revisions hereto to the Corporation's Board of Directors.


                            [PROXY CARD - FRONT]

PROXY            RESEARCH FRONTIERS INCORPORATED
      240 Crossways Park Drive, Woodbury, New York 11797-2033
               THIS PROXY IS SOLICITED ON BEHALF OF
                      THE BOARD OF DIRECTORS
          ANNUAL MEETING OF STOCKHOLDERS - June 10, 2004

     The undersigned hereby appoints Robert L. Saxe and Joseph M. Harary, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 10, 2004, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

 Dated:____________________________________ ____, 2004
 __________________________________________________
 __________________________________________________
 Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

                        [PROXY CARD - BACK]


 1.  ELECTION OF CLASS II DIRECTORS

     NOMINEES: Victor F. Keen and Albert P. Malvino

     [  ] FOR ALL nominees listed above.

     [  ] FOR ALL nominees listed above
          EXCEPT:____________________________

     [  ] WITHHOLD AUTHORITY to vote for all nominees listed above.

2.  RATIFICATION OF THE SELECTION OF KPMG LLP
    AS INDEPENDENT AUDITORS OF THE COMPANY
    FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

     [  ]  FOR RATIFICATION   [  ]  AGAINST RATIFICATION  [  ]  ABSTAIN

3. In their discretion, upon such other matters as may properly come before the meeting. If no specification is made, this proxy will be voted FOR the nominees listed above and FOR APPROVAL of Proposal 2.

Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 10, 2004.
                              Yes  [  ]      No  [  ]